Exhibit 10.18

ONLINE COURSE HOSTING & PLATFORM SERVICES AGREEMENT

This ONLINE COURSE HOSTING AND PLATFORM SERVICES AGREEMENT, made effective as of October 1, 2020 (the “Effective Date”), is between Coursera, Inc., a Delaware corporation, with a principal place of business at 381 E. Evelyn Ave., Mountain View, CA 94041 (“Coursera”) and DeepLearning.AI Corp., with a principal place of business in Nevada (“Partner”). Each of Coursera and Partner may hereinafter be referred to as a “Party,” and collectively, the “Parties”.

BACKGROUND

WHEREAS, Coursera has developed a proprietary platform (“Platform”) to host multi-media courses (“Courses”) for consumption by end users (“Learners”) via Coursera’s properties (e.g., the Coursera website, mobile apps, and APIs; collectively, the “Coursera Properties”);

WHEREAS, Partner desires to use the Platform to support online Course content (“Course Content”) development by its instructors and license to Coursera certain rights in such Course Content;

WHEREAS, Partner provides to Coursera significant marketing and course support services (“Partner Services”) in connection with providing these Courses on the Platform and the parties desire to ensure that the Partner Services maintain their current service level; and

WHEREAS, Coursera makes available various forms of Platform Services through or in connection with its Platform (“Platform Services”), and Partner desires to obtain such Platform Services, subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1. COURSE CONTENT.

1.1 Course Specifications. Before Coursera, at its option, launches any Partner Course on the Platform, the Parties must agree on applicable Course specifications, including Course details, duration, launch date, and related matters.

1.2 Course Required Criteria. Courses available on the Platform must meet certain minimum standards (“Course Criteria”):

a.	Courses must meet high academic standards;

b.	Courses must use multi-media content in a coherent, high production-value presentation;

c.	Courses must include grading functionality;

d.	Courses must support peer-to-peer interaction activities as well as new and innovative social collaboration methods;

e.	Courses must support Coursera pricing initiatives, including premium grading, geo- pricing, enterprise pricing, volume discounts, and subscriptions; and

f.	Courses must be taught by a qualified, respected, and engaging individual chosen by the Partner (“Instructor”).

1.3 Instructor Consent and Required Releases. Before uploading Course Content to the Platform, or allowing its Instructors to do so, Partner will ensure that it has obtained the required licenses and rights to the Course Content as well as a release of liability from the Instructor(s), any guest presenters, and any participants by having each Instructor, presenter, or participant, as applicable, sign the relevant Instructor Release, Guest Presenter Release, Participant Release, or other appropriate release and providing a copy of same to Coursera. The releases are attached as Exhibits A1-3 and can also be made available electronically upon request. As between Partner and Coursera, Partner will be responsible for reviewing and obtaining any necessary licenses, waivers, or permissions with respect to any third-party rights to Course Content provided by Partner.

1.4 Course Content Collaboration. Partner will designate a main point of contact (“PoC”), project manager, and/or other individuals as requested by Coursera to enable Course Content creation and collaboration on matters pertaining to the Parties’ duties under the Agreement. Coursera will designate a dedicated partnership manager as the primary contact for Partner on any issues relating to the Course Content, Course administration, and any related matters. Guidelines for the creation of Partner’s administrative contacts can be found at https://legal.coursera.org/administrativeteam.html.

1.5 Course Development Timeline. Partner will provide Course Content to Coursera for review sufficiently in advance of launch of the Course on the Coursera Platform and in accordance with the timelines and related guidelines issued by Coursera.

1.6 Content Appropriateness.

a. Coursera reserves the right to remove Course Content from its Platform that:

i.	is of low technical quality or otherwise fails to meet Course Criteria;

ii.	constitutes inappropriate advertising content (as opposed to content with a direct pedagogical purpose);

iii.	Coursera reasonably determines may violate applicable law; or

iv.	is in violation of any of Partner’s policies governing Instructor, presenter, or student behavior. Partner will make a copy of such policies available to Coursera upon request.

b. Coursera will endeavor to work collaboratively with Partner on Course Content takedown decisions, but reserves the right to temporarily suspend reasonably objectionable Course Content, pending discussions with the appropriate Partner representative regarding the content.

1.7 Course Availability.

a. Once enrollment for a Course has begun, Partner may not remove, block, or suspend access, or authorize an Instructor to remove, block, or suspend access, to the Course Content prior to the scheduled end date of the Course.

b. Partner agrees to make the Course Content launched hereunder available on Coursera properties for at least three years from the initial date the specific video, assessment, or other Course Content first becomes publicly available on the Coursera properties. Thereafter, Partner may request that Coursera remove such Course Content, provided that Partner must provide sixty (60) days prior written notice (the “Notice”). Coursera will have the right to continue to provide the relevant Course Content for a reasonable period, not to exceed twelve (12) months (the “Wind Down Period”) from Coursera’s receipt of the Notice (the “Notice Date”), to Learners who are (i) enrolled in the Course or Course Content as of the Notice Date; (ii) a part of organizations with outstanding contracts with Coursera as part of the Coursera for Business or related programs as of the Notice Date; and (iii) Coursera Plus subscribers or similar catalog-wide subscription offerings made available by Coursera as of the Notice Date.

1.8 Reserved.

1.9 Third Party Claims. Should either Party receive a written notice from a third party alleging infringement of its intellectual property rights arising from the Course Content uploaded to the Platform, or receive notice of a governmental inquiry relating to the Course Content, that Party will promptly notify the other Party and the Parties may agree to remove the Course Content subject to the claim or inquiry from the Platform.

2. CONTENT RIGHTS.

2.1 Course Content. As between the Parties, Partner retains all rights in the Partner Course Content and the Partner Services (except, in each case, for the license rights granted in this Agreement).

2.2 Learner Content. The Parties acknowledge that each Learner retains all rights in content created by the Learner as part of a Course, such as submitted homework, forum posts, and the like (“Learner Content”). Accordingly, Learner Content may only be used with the appropriate Learner consent, which may be stipulated in advance by the Instructor at the time the Learner begins a Course. Coursera will proactively obtain Learner Consent for Partner to use Learner Content for and in courses exclusively with its Registered Students.

2.3 Other Content. As between the Parties, Coursera and its licensors retain all rights in the Platform, Coursera Properties, Platform Services, other Coursera products, and all content (other than the Partner Course Content and Learner Content) used or created in connection with the foregoing, including ownership of enhancements to the Partner Course Content not provided by Learners as part of the Course, such as Course Content translations provided by Coursera through crowdsourcing, translation vendors, or other means (the “Course Enhancements”).

2.4 Limitations on Use of Course Enhancements. Notwithstanding Section 2.3 above, Coursera shall not use Course Enhancements for any purpose not related to the offering of the Course on the Coursera Properties or for purposes not specifically authorized by Partner.

2.5 No Other Restrictions. Nothing in this Agreement restricts Coursera from using content that is not Partner Course Content. Except under Section 1.9, this Agreement does not limit the rights and permissible uses that either party would have independent of this Agreement, including rights under the U.S. Copyright Act or other applicable intellectual property laws.

3. LICENSE GRANTS.

3.1 Content Licenses.

a. License to Course Content. In consideration for the License Fees as set forth in Partner grants to Coursera a nonexclusive, sub-licensable, worldwide license to copy, distribute, modify, create derivative works based on, publicly perform, publicly display, and otherwise use Partner Course Content on Coursera Properties and for reasonable marketing purposes. If Course Content is incorporated during the Term into fixed media displays of Coursera products (for example, screenshots or video demonstrations of Coursera products for marketing purposes in television broadcasts, print media, or other fixed media), this license will be perpetual and irrevocable for those fixed media uses.

b. License to Learner Content and Course Enhancements. Coursera grants to Partner a nonexclusive, sub-licensable, worldwide license to copy, distribute, modify, create derivative works based on, publicly perform, publicly display, and otherwise use Learner Content and Course Enhancements on the Platform and in courses exclusively for Registered Students, whether or not on the Platform. “Registered Students” means students who are currently enrolled at, and registered to take courses offered by, Partner, including both on-site students and distance learning students enrolled for credit, provided that the number of distance learning students in any course does not exceed the number of on-site students in that course. Partner may obtain additional licenses to Learner Content if it obtains Learner consent.

3.2 Platform License. Subject to the terms and conditions of this Agreement, Partner and its Instructors will have the right to access and use the Platform for purposes of uploading and managing Partner Course Content. Partner and its Instructors may also have the right to construct or provide additional software of value for use with one or more Courses, which software will connect with the Platform via APIs provided by Coursera. Coursera is hereby granted a royalty-free and nonexclusive license to use any such software, interfaces or assessment features for the duration of the applicable Course(s). Partner will not, and will not permit any Instructor or other representative to: (i) decompile, disassemble, reverse engineer, or otherwise attempt to derive the source code for the Platform; or (ii) modify, adapt, alter, or create derivative works of the Platform.

3.3 Marks Usage License. Each Party grants the other a non-exclusive, non-assignable, limited, worldwide license (without right to sublicense) to use its name, brand name, service marks and logos (the “Marks”) solely in connection with the offering of Course Content, on the certificates issued to Learners who successfully complete a Course (or bundled Course offering), and in the marketing, promotion, and advertising of each Party’s brand and Platform Services, solely in accordance with the granting Party’s policies and guidelines. Partner’s logo and trademark usage policies are provided below, and may be updated from time to time. Coursera’s trademark usage guidelines are located at: http://legal.coursera.org/branding.html. The Parties agree that any and all permitted use of the other Party’s Marks and any goodwill established in connection therewith will inure to the exclusive benefit of the granting Party. The Marks of a granting Party are and will remain the sole and exclusive property of that Party.

Two versions shown here, depending on desired background color.
Partner Logo:
Partner Trademark Guidelines:	(Not applicable)

3.4 Grant of Course Certificates. The Parties agree that in connection with the licenses granted in Section 3.3 above, Partner agrees that Coursera may issue certificates to Learners who have signed up for a Partner Course (or bundled Course offering) and who have completed the requirements associated with the certificate paid service for the Course (or bundled Course offering) (such paid service, the “Certificate Service”). The certificates associated with the Certificate Service shall include Partner’s logo and wording substantially similar to the following, or other language as may be approved in advance by the Parties:

[Name of Student] has successfully completed the course, [Course Name], an online, non- credit course authorized by deeplearning.ai and offered through Coursera.

3.5 No Implied Licenses. Except as otherwise expressly granted in this Agreement, no license or other rights under a Party’s intellectual property rights is granted to the other Party, by implication, estoppel or otherwise.

4. PARTNER SERVICE.

a. Partner Services. Partner shall perform the following Partner Services for Coursera in connection with the hosting of Partner Course Content on the Platform: (i) supporting course operations of Partner’s Courses, including monitoring and participating as necessary in discussions on the Coursera Platform or elsewhere for key issues or problems raised by Learners, and identifying technical issues with course operations where appropriate to ensure bugs are fixed; (ii) supporting provision of the Course to Learners, including responding to selected Learner posts, sending messages to Learners to encourage and/or increase engagement, and organizing Learner community activities; and (iii) determining appropriate methods of marketing by Partner of the Course Content and engaging in related marketing and promotional activities with respect to the Courses and the Platform as a whole, including promoting the Courses on social media, promoting Courses on Partner’s emails or other newsletters, organizing events to propose the Courses, and creating marketing content (such as blogs, videos, interviews, or other forms of content) to engage potential Learners taking Partner’s Courses on the Platform.

b. Standard of Performance. Partner shall use commercially reasonable efforts to perform the Partner Services for Coursera with normal care and diligence. In providing the Services, Partner shall comply at all times with applicable laws, rules and regulations.

5. COURSERA PLATFORM SERVICES.

5.1 Course Monitoring and Analytics.

c. Forums. Certain Courses may provide functionality for interactive forums through which Learners can interact with each other and with Instructors to discuss a Course. Partner will make reasonable efforts to monitor the respective forum to ensure that material Course errors, Quality Standards or other issues are identified and addressed.

d. Analytics and Scores. Coursera will administer assessments and make available to Partner certain aggregate raw data and analytics regarding Learner behavior and performance for Partner Courses, which will include information on any of the following: Learner demographics, module usage, aggregate assessment scores and reviews. Partner agrees that its use of such data shall be in accordance with Coursera’s Privacy Policy located at: https://www.coursera.org/about/privacy.

5.2 Accessibility for Learners with Disabilities.

a. Coursera Responsibilities. Coursera will use commercially reasonable efforts to ensure that the Coursera Platform will comply with the Web Content Accessibility Guidelines 2.1 “AA” standards or the latest reasonable commercial standard. Coursera will: (i) use commercially reasonable efforts to make the Platform reasonably accessible to Learners with disabilities, (ii) proactively provide captioning for Partner Courses offered to the public whose initial enrollment is above 10,000 Learners, and provide such captioning for Partner Courses whose initial enrollment is smaller, in a timely manner, upon request by an Learner with a disability, (iii) provide Partner with text transcripts of captions to facilitate Partner’s creation of audio captions for visual elements of its Course Content, to the extent such text transcripts have been created by Coursera, and (iv) provide a capability for collecting and displaying “crowd-sourced” annotations to Partner Course Content. Partner will provide assistance to Coursera as reasonably necessary for Coursera to fulfill its obligations under this paragraph.

b. Partner Responsibilities. Partner acknowledges and agrees that all Course Content, including plug ins, videos, or any Platform Services or materials provided or authorized by Partner as part of the Course Content will use commercially reasonable efforts to comply with the Web Content Accessibility Guidelines 2.1 “AA” standards, or the latest reasonable commercial standard. Partner is responsible for complying with all applicable laws and regulations with respect to Course Content-based accommodations for Learners with disabilities. Upon request, Coursera will provide assistance to Partner in providing such accommodations, for a fee to be mutually agreed upon.

c. Protocol for Accessibility to End Users with Disabilities. The Parties will cooperate to establish and maintain a set of protocols to address accessibility by end users with disabilities, available at: http://legal.coursera.org/accessibility.html

5.3 Registered Student Model. Partner may also choose to provide its Registered Students with access to a reasonable number of mutually agreed-upon Courses that do not exist in an open-content format on the Platform (“Registered Student Courses”). To the extent Partner wishes to offer more Registered Student Courses than Coursera is willing to host at no cost on the Platform, the Parties will negotiate the applicable fees.

6. PAYMENTS.

6.1 Monetization Models.

a. Partner agrees that each Partner Course (or bundled offering including a Partner Course), other than Registered Student Courses, may participate in Coursera’s Certificate Service (or any successor service thereto). In consideration for the license to use the Partner Course Content pursuant to Section 3.1(a), Partner will receive twenty five precent (25%) of Net Sales Revenue received for each Learner that opts into and pays for the Certificate Service for a Partner Course (“License Fee”). In compensation for the Partner’s ongoing provision of the Partner Services set forth in Article 4, Partner will receive twenty five precent (25%) of Net Sales Revenue received for each Learner that opts into and pays for the Certificate Service for a Partner Course (“Partner Services Fee”). “Net Sales Revenue” means Certificate Service sales receipts attributable to a Partner Course that are past the refund period, less any taxes, distribution costs (e.g., costs associated with online advertising and with Apple iTunes and other third party marketplaces) payable to third parties, and Platform support costs in excess of the norm (e.g., costs associated with scaling Jupyter Notebooks server support).

b. To the extent Partner generates revenue directly from Learners (other than Registered Students) through the offering of Courses on the Platform, Partner agrees to provide Coursera with a percentage of revenue received, as mutually agreed to by the Parties in an addendum to this Agreement, unless otherwise agreed.

6.2 Payment Terms.

a. Electronic Fund Transfer Information. Partner must provide Coursera with its wire transfer information, including bank account details and wire instructions in order to allow Coursera to send Partner its License Fee and Partner Services Fee. The EFT Information form is located at: http://legal.coursera.org/eft.pdf. Coursera will ensure that such information is only shared with authorized employees and contractors and will treat such information as Confidential Information.

b. Taxes. Each Party will be responsible for the payment of all federal, state, and local sales, use, value added, or other taxes that are levied or imposed on it by reason of the transactions under this Agreement (other than for taxes based on the other Party’s income). If a Party is required to pay any such taxes for which the other Party is responsible, then the taxes will be billed to and paid by such other Party.

7. CONFIDENTIALITY AND PUBLICITY.

7.1 Definition. “Confidential Information” means information disclosed by (or on behalf of) one party to the other party under (or in connection with) this Agreement that is marked as confidential or would normally under the circumstances be considered confidential information of the disclosing party, but in any event, Confidential Information does not include information that the recipient already knew, that becomes public through no fault of the recipient, that was independently developed by the recipient or that was lawfully given to the recipient by a third party.

7.2 Confidentiality Obligations. The recipient of any Confidential Information will not disclose that Confidential Information except to affiliates, employees, agents and professional advisors who need to know it and who have agreed in writing (or in the case of professional advisors are otherwise bound) to keep it confidential. The recipient will ensure that those people and entities use such Confidential Information only to exercise rights and fulfill obligations under this Agreement, while using reasonable care to protect it. The recipient may also disclose Confidential Information when required by law after giving reasonable notice to the discloser, if permitted by law.

7.3 Return. Each Party hereby agrees to, within 30 days after Termination of the Agreement: (i) return all documents and tangible items it or its employees or agents have received or created pursuant to this Agreement pertaining, referring or relating to the other Party’s Confidential Information and (ii) return or certify in a writing attested to by a duly authorized officer of such Party that it has destroyed all copies thereof.

7.4 Publicity. Neither party may make any public statement regarding the relationship contemplated by this Agreement without the other’s prior written approval.

8. LEARNER DATA.

8.1 Compliance with Law. Each Party’s use of Learner data and other information, including emails, will be subject to the Coursera Privacy Policy and all applicable laws, including anti-spam legislation in any jurisdiction the Course Content is available to Learners (e.g., Canada’s Anti-Spam Law). For the avoidance of doubt, where applicable law mandates express consent from the Learner prior to sending marketing communications to the Learner, and the disclosure of such use in Coursera’s Privacy Policy or otherwise by Coursera does not by itself satisfy the requirements such law, Partner must obtain the appropriate consent directly from Learners. In addition, Partner agrees to: (a) use Learner information only for purposes set out in this Agreement; (b) implement reasonable and appropriate technical and organizational measures to protect Learner’s personal information received from Coursera for loss, misuse and unauthorized access, disclosure, alteration and destruction; (c) upon request, provide Learners with access to their personal information included in Learner data, as well as the ability to correct or delete it; and (d) make readily available to Learners a fair and objective recourse mechanism whereby they may submit complaints with respect to the handling of their personal information.

8.2 Allowable Marketing. Partners may only send emails to Learners regarding Partner- sponsored activities and such emails must be consistent with Partner’s high standards and not impose an unreasonable intrusion on a Learner’s time or resources.

8.3 Targeted Marketing. Partner agrees it will only send emails to Activated Learners. “Activated Learners” means Coursera Learners who have enrolled in and meaningfully engaged in Partner’s Course within the last two years (e.g., have watched at least 30 minutes of video lectures).

8.4 Confidentiality.

a. Partner Responsibilities. Partner will treat as Confidential Information any and all Learner data or information received from Coursera. In connection therewith, Partner agrees that it shall not use Learner emails or other information received hereunder to directly promote any massive open online course on a platform that is competitive to Coursera.

b. Coursera Responsibilities. Coursera will treat as Confidential Information any and all Learner data or information received from Partner or Learners who can be identified at the account level as Registered Students, and will not disclose this information to any third party without permission from Partner. Except with the prior consent of Partner, Coursera will not contact Learners subject to the Registered Student Model other than regarding routine administrative matters, including site maintenance.

8.5 Research. Coursera will share Learner information with researchers, and any research or experimentation on Learners through the Platform will be conducted, pursuant to the Coursera Research Policy available at: http://legal.coursera.org/research.html. Amendments to the Research Policy will be approved by the University Advisory Board, or a committee appointed by the University Advisory Board.

9. REPRESENTATIONS AND WARRANTIES.

9.1 Mutual Representation. Each party represents and warrants that it has full power and authority to enter into this Agreement.

9.2 Representations by Partner. Partner further represents and warrants to Coursera that: (a) all Instructors or guest presenters providing any Course Content for use on the Platform have delivered the applicable Instructor Consent and Release, Guest Presenter Agreement, or Participation Release as set forth in Exhibits A1-3 or other appropriate release; (b) to its knowledge, use of the Course Content on the Platform will not infringe the intellectual property rights of a third party; and (c) all Courses provided by Partner for use with the Platform satisfy the Course Criteria.

9.3 Representation by Coursera. Coursera further represents and warrants to Partner that, to its knowledge, use of the Platform by Partner or Instructors will not infringe the intellectual property rights of a third party.

10. DISCLAIMERS; LIMITATION OF LIABILITY.

10.1 DISCLAIMER OF WARRANTIES. THE PLATFORM SERVICES AND THE PLATFORM ARE PROVIDED BY COURSERA “AS IS” WITHOUT ANY WARRANTY OF ANY KIND, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. COURSERA MAKES NO REPRESENTATIONS ABOUT ANY CONTENT OR INFORMATION MADE ACCESSIBLE BY OR THROUGH ITS PRODUCTS AND PLATFORM SERVICES.

10.2 LIMITATION OF LIABILITY. EXCEPT FOR THE ITEMS IN SECTION 9.3: (A) NEITHER PARTY WILL BE LIABLE (UNDER ANY THEORY OR CIRCUMSTANCE) FOR LOST REVENUES OR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES; AND (B) NEITHER PARTY’S AGGREGATE LIABILITY FOR ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL EXCEED THE REVENUE RECEIVED, RECOGNIZED, AND RETAINED BY SUCH PARTY IN CONNECTION WITH THE MONETIZATION OF PARTNER COURSES UNDER THIS AGREEMENT IN THE 12 MONTHS PRECEDING THE DATE ON WHICH THE CLAIM FOR DAMAGES OR LIABILITY AROSE.

10.3 EXCLUSIONS. Nothing in Section 9.2 above excludes or limits either party’s liability for: (a) fraud or fraudulent misrepresentation; (b) breach of confidentiality obligations; (c) obligations under Section 10 (Indemnification); and (d) matters that cannot be excluded or limited under applicable law.

11. INDEMNIFICATION.

11.1 Indemnification by Partner. Partner will indemnify, defend, and hold harmless Coursera, its affiliates, and each of their officers, directors, employees, and agents (the “Coursera Indemnitees”) from and against any and all losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), or other liabilities (“Losses”), arising out of or resulting from any third-party claim asserted against any Coursera Indemnitee to the extent relating to: (a) any Course Content, including any violation or infringement of any third-party intellectual property rights or claims of defamation, invasion of privacy, right to publicity, or unfair competition; or (b) marketing communications to Learners by Partner that are claimed by such third party to be in violation of applicable law.

11.2 Indemnification by Coursera. Coursera will indemnify, defend, and hold harmless Partner and its officers, trustees, employees, and agents (the “Partner Indemnitees”) from and against any and all Losses, arising out of or resulting from any third-party claim asserted against any Partner Indemnitee to the extent relating to: (a) any content on the Platform not provided by Partner (including Instructors or any guest presenters), end users, or other third parties (such as other universities), including any violation or infringement of any third-party intellectual property rights or claims of defamation, invasion of privacy, right to publicity, or unfair competition; or (b) marketing communications to Learners by Coursera that are claimed by such third party to be in violation of applicable law.

11.3 Procedures. Each Party’s right to indemnification under this section is conditioned on the Party seeking indemnification (“Indemnified Party”): (a) giving prompt written notice of, and tendering any such claim to, the other Party (“Indemnifying Party”); (b) permitting the Indemnifying Party to solely defend or settle any such claim at its sole expense, provided, however, that (i) the Indemnifying Party will not enter into any settlement agreement that would result in any admission by the Indemnified Party or payment by the Indemnified Party without the Indemnified Party’s prior written consent, and (ii) the Indemnified Party may at its election participate in the defense of such claims through separate counsel at its own expense; and (c) providing the Indemnifying Party all reasonable assistance (at the expense of the Indemnified Party) in connection with the defense or settlement of any such claims. THE INDEMNITIES ABOVE ARE THE ONLY REMEDY UNDER THIS AGREEMENT FOR VIOLATION OF A THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS.

12. TERM AND TERMINATION.

12.1 Term. This Agreement will commence on the Effective Date and will continue in effect until terminated as set forth below (the “Term”).

12.2 Termination.

a. Termination for Cause. Either Party may terminate this Agreement, upon written notice to the other Party: (a) if such other Party commits a material breach of this Agreement, which breach is not cured within thirty (30) days of receipt of written notice of such breach from the non-breaching Party; (b) immediately if such other Party has a receiver appointed, or an assignee for the benefit of creditors or in the event of any insolvency or inability to pay debts as they become due, except as may be prohibited by applicable bankruptcy laws; or (c) immediately if the acts or omissions of such other Party adversely or negatively cause or result in material damage to or loss of a Party’s reputation.

b. Termination without Cause. Either Party may terminate this Agreement upon providing at least ninety (90) days’ prior written notice of such termination to the other Party.

c. Consequences of Termination. Termination of this Agreement for any reason does not relieve either Party of its obligation to pay any amounts owed to the other Party that became due prior to such termination. Upon any termination of this Agreement, each Party will promptly return all Confidential Information (other than this Agreement) of the other Party in its possession or control. In the event of termination of this Agreement by either Party, all rights and obligations under this Agreement will immediately cease, and Coursera will have no further obligation to provide any of the Platform Services, except that Coursera is permitted to provide the relevant Course Content for a period equivalent to the Wind Down Period (as defined in the Course Availability and Wind Down Section) from the date of termination to Learners who are (i) enrolled in the Course or Course Content as of the date of termination; (ii) a part of organizations with outstanding contracts with Coursera as part of the Coursera for Business or related programs as of the date of termination; and (iii) Coursera Plus subscribers or similar catalog-wide subscription offerings made available by Coursera as of the date of termination.

12.3 Surviving Provisions. The following provisions will survive any expiration or termination of this Agreement: Sections 2, 3.1(a), 7, 8, and 10-13.

13. GENERAL TERMS.

13.1 No Exclusivity. Nothing in this Agreement shall limit a Party’s ability to enter into arrangements and/or agreements with any third party.

13.2 Notices. All notices must be in writing and addressed to the attention of the other Party’s legal department and primary point of contact. Notice will be deemed given: (a) when verified by written receipt if sent by personal or overnight courier, when received if sent by mail without verification of receipt, or within five business days of posting if sent by registered or certified post; or (b) when verified by automated receipt or electronic logs if sent by facsimile or by email to the fax number or email address, as applicable, explicitly provided by one Party to the other Party for this purpose, provided that if a notice is sent by email to Coursera, a copy must also be sent to.

If to Coursera, at:	Coursera, Inc. Attn: Legal Department 381 East Evelyn Avenue Mountain View, CA 94041 Phone:

If to Partner, at:	DeepLearning.AI Corp. 768 Holcomb Ave. Reno, NV 89502

13.3 Assignment. Neither Party may assign or transfer any part of this Agreement without the written consent of the other Party, except to an affiliate, but only if: (a) the assignee agrees in writing to be bound by the terms of this Agreement; and (b) the assigning Party remains liable for obligations incurred under the Agreement prior to the assignment. Any other attempt to transfer or assign is void. For clarity, Partner may delegate or subcontract for the performance of some or all of the Partner Services to an affiliate of Partner, provided that Partner shall remain fully responsible for such obligations and for ensuring that any such affiliate complies with its obligations hereunder.

13.4 Force Majeure. Neither Party will be liable for inadequate performance to the extent caused by a condition (for example, natural disaster, act of war or terrorism, riot, labor condition, governmental action, and Internet disturbance) that was beyond the Party’s reasonable control.

13.5 No Waiver. Failure to enforce any provision of this Agreement will not constitute a waiver.

13.6 Severability. If any provision of this Agreement is found unenforceable, it and any related provisions will be interpreted to best accomplish the unenforceable provision’s essential purpose.

13.7 No Agency. The Parties are independent contractors, and this Agreement does not create an agency, partnership, or joint venture.

13.8 No Third-Party Beneficiaries. There are no third-party beneficiaries to this Agreement.

13.9 Equitable Relief. Nothing in this Agreement will limit either Party’s ability to seek equitable relief.

13.10 Governing Law and Venue. This Agreement is governed by California law, excluding that state’s choice of law rules. FOR ANY DISPUTE RELATING TO THIS AGREEMENT, THE PARTIES CONSENT TO PERSONAL JURISDICTION IN, AND THE EXCLUSIVE VENUE OF, THE COURTS IN SANTA CLARA COUNTY, CALIFORNIA.

13.11 Waiver of Trial by Jury. Each Party irrevocably waives any and all rights to a trial by jury in any legal proceeding arising out of or relating to this Agreement.

13.12 Amendment. Any amendment must be in writing and expressly state that it is amending this Agreement.

13.13 Entire Agreement. This Agreement, and all documents referenced herein, is the Parties’ entire agreement relating to its subject and supersedes any prior or contemporaneous agreements on that subject.

13.14 Counterparts. The Parties may enter into this Agreement in counterparts, including facsimile, PDF, or other electronic copies, which taken together will constitute one instrument.

13.15 Compliance with Laws. Each Party will comply with all federal, state and local laws and regulations, as amended from time to time, applicable to such Party’s performance of its obligations under this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

COURSERA, INC. By: /s/ Betty Vandenbosch Printed Name: Betty Bandenbosch Title: Chief Content Officer Date: 12/8/2020	Partner: DEEPLEARNING.AI CORP. By: /s/ Ryan Keenan Printed Name: Ryan Keenan Title: President Date: 12/3/2020

Exhibit A-1

Instructor Release

Plain English Summary:

In order to assist you, here’s a plain English summary of this agreement.

As an instructor, you are agreeing to:

•	Give DeepLearning.AI Corp. and Coursera the right to use the content and any new features you produce on the Coursera platform;

•	Make reasonable efforts to ensure that course content accommodates people with disabilities and does not include inappropriate content;

•	Not misuse your administrator access to the Coursera Platform; and

•	Not hold Coursera responsible for any legal claims – either yours or someone else’s – related to your content and use of the Coursera site.

This consent and release is made in reference to any course that is being prepared for online distribution under an agreement between Coursera and DeepLearning.AI Corp. (the “Course Administrator”). I hereby grant Course Administrator the absolute right and permission to use, publicly broadcast, distribute, reproduce and digitize any Content that I upload, share or otherwise provide in connection with the Course or my use of the Platform. “Content” means any information, data, works of authorship including videos, lectures, course materials and syllabi. To the extent I create or develop any software, interfaces or assessment features for use in connection with the Course or the Platform (“New Features”), I hereby irrevocably grant Course Administrator the right to use New Features in connection with the Course. Course Administrator will have the right to grant any or all of the foregoing rights and permissions to Coursera for the duration such Content is offered through Coursera’s platform, and to other entities or persons in connection with any other distribution of the Course.

I represent that to the best of my knowledge, I have all necessary right and authority to grant the rights herein granted with respect to the Content I upload, share or otherwise provide in connection with my use of the Platform. I further represent that I have used and will use best efforts: (i) not to incorporate or use any libelous, slanderous or infringing Content; and (ii) to consider students with disabilities in the preparation and presentation of Content for such Course(s), such as verbally describing visual elements for the visually impaired.

I agree further that to the extent I am provided administrator access to the Coursera Platform for the purposes of loading Content I create, I shall utilize the Platform in strict accordance with Coursera’s Terms of Use. Specifically, I agree not to reverse engineer the Coursera Platform, access, tamper with, break or circumvent security measures associated with the Platform, or otherwise test the vulnerability of the Coursera Platform, systems or networks unless specifically authorized to do so by Coursera.

I hereby release, discharge, promise not to sue, and hold harmless Coursera and its affiliates, successors and assigns from and against any and all claims, demands and/or causes of action arising out of or in connection with the exercise of any rights herein granted, including, without limitation, any claim for infringement, right of publicity, libel, slander, defamation, moral rights, invasion of privacy or violation of any other rights relating to any Content I upload, share or otherwise provide in connection with use of the Platform.

I certify and represent that I have read this Release and fully understand its meaning and effect.

Instructor Printed Name:

Instructor Signature:

Date:

Exhibit A-2

Guest Presenter Release

Plain English Summary:

In order to assist you, here’s a plain English summary of this agreement.

As a guest presenter, you are agreeing to:

•	Give DeepLearning.AI Corp. and Coursera the right to use the content and any new features you provide including your name, image and likeness;

•	Represent that you have the rights to grant the permissions you are granting; and

•	Promise not to sue deeplearning.ai and Coursera over the content that you are voluntarily providing as part of the Course.

I grant DeepLearning.AI Corp. (the “Course Administrator”) the right to use my name, voice, image or likeness (whether still, photograph or video) and any Content I provide in connection with the preparation of the Content for the Course and the provision of the Course on the Coursera Platform. I also irrevocably grant Course Administrator the right to grant any or all of the foregoing rights and permissions (i) to Coursera for the duration such Content is offered through the Platform, and (ii) to other entities or persons in connection with any other distribution of the Course. “Content” means any information, data, works of authorship or other materials delivered in text, photographic, audio, visual or audiovisual format, including videos, lectures, course materials and syllabi. “Platform” means Coursera’s proprietary software platform and algorithms used to host, transmit and make Content available via the Internet.

I represent that to the best of my knowledge, I have all necessary right and authority to grant the rights herein granted with respect to the Content I upload, share or otherwise provide in connection with my use of the Platform. I hereby release, discharge, promise not to sue, and hold harmless the Course Administrator and its affiliates, successors and assigns and any entity, including Coursera, to which the Course Administrator may grant any right or permission authorized hereunder, from and against any and all claims, demands, costs and/or causes of action of any nature arising out of or in connection with the exercise of any rights herein granted, including, without limitation, any claim for infringement, right of publicity, libel, slander, defamation, moral rights, invasion of privacy or violation of any other rights relating to the use of my name, voice, image or likeness (whether still, photograph or video) in connection with the provision of the Course on the Platform or its distribution through other means.

I certify and represent that I have read this Release and fully understand its meaning and effect.

Guest Presenter Printed Name:

Guest Presenter Signature:

Date:

Exhibit A-3

Participation Release

Plain English Summary:

In order to assist you, here’s a plain English summary of this agreement.

As a Participant in the Course, you are agreeing to:

•	Give deeplearning.ai and Coursera the right to use any content you provide including your name, image and likeness; and

•	Promise not to sue deeplearning.ai and Coursera over your voluntary participation in the Course.

I hereby irrevocably grant DeepLearning.AI Corp. (the “Course Administrator”) the full and absolute right to use my name, voice, image or likeness (whether still, photograph or video) in connection with the preparation of the Content for the Course and the provision of the Course on the Platform. I also irrevocably grant Course Administrator the right to grant any or all of the foregoing rights and permissions (i) to Coursera for the duration such Content is offered through the Platform, and (ii) to other entities or persons in connection with any other distribution of the Course. “Content” means any information, data, works of authorship or other materials delivered in text, photographic, audio, visual or audiovisual format, including videos, lectures, course materials and syllabi. “Platform” means Coursera’s proprietary software platform and algorithms used to host, transmit and make Content available via the Internet.

I hereby release, discharge, promise not to sue, and hold harmless the Course Administrator and its affiliates, successors and assigns and any entity, including Coursera, to which Course Administrator may grant any right or permission authorized hereunder, from and against any and all claims, demands, costs and/or causes of action of any nature arising out of or in connection with the exercise of any rights herein granted, including, without limitation, any claim for infringement, right of publicity, libel, slander, defamation, moral rights, invasion of privacy or violation of any other rights relating to the use of my name, voice, image or likeness (whether still, photograph or video) in connection with the provision of the Course on the Platform or its distribution through other means.

I certify and represent that I have read this Release, fully understand its meaning and effect, and have signed this Release intending to be legally bound. The provisions hereof shall be binding upon me and my successors, heirs and assigns.

Participant Printed Name:

Participant Signature:

Date:

CO-BRANDED SPECIALIZATION AND MULTI-PARTY

REVENUE SHARE ADDENDUM

This Co-Branded Specialization and Multi-Party Revenue Share Addendum (“Addendum”) is made effective as of the last date of execution below (“Addendum Effective Date”) and is entered into between deeplearning.ai LLC, with a principal place of business at 195 Page Mill Rd. Suite 115, Palo Alto, CA 94306 (“deeplearning.ai LLC”) and Coursera, Inc., with offices at 381 E. Evelyn Ave, Mountain View, CA 94041 (“Coursera”). Reference is made to the Online Course Hosting and Services Agreement between deeplearning.ai LLC and Coursera (the “Agreement”). The parties now wish to expand the scope of the Agreement to include the provisions set forth below. Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

1.	DEFINITIONS. The following capitalized terms used in this Addendum will have the following meanings:

1.1

“Specialization” means, for the purposes of this Addendum, a set and sequence or bundle of Courses that shall be co-developed and co-branded by deeplearning.ai LLC and The Board of Trustees of the Leland Stanford Junior University (“Stanford”) and offered on the Coursera Platform under the title, Machine Learning Specialization.

1.2

“Courses” means, for the purposes of this Addendum, the Courses that shall be co- developed and co-branded by deeplearning.ai LLC and Stanford and offered on the Coursera Platform as part of the Specialization.

1.3	“Coursera for Organizations” means, collectively, Coursera’s “Coursera for Business,” and “Coursera for Governments and Nonprofits” programs.

2.

COURSERA FOR ORGANIZATIONS. Consistent with the Agreement, deeplearning.ai LLC agrees that Coursera may provide the Specialization and its related Course Content as a part of its Coursera for Organizations offerings. However, the Specialization shall not be sold through the Coursera for Campus program (i.e. sales to colleges and universities through the Coursera for Organizations offerings).

3.

REVENUE SHARE SPLIT. The deeplearning.ai LLC and Coursera each agree to divide the revenue share payable by Coursera to deeplearning.ai LLC for the Specialization as described in Attachment A. The parties agree that Coursera will pay the quarterly Net Sales Revenue to be received by deeplearning.ai LLC and Stanford according to Attachment A to Stanford; Stanford will then distribute deeplearning.ai LLC’s share to the deeplearning.ai LLC. deeplearning.ai LLC further acknowledges that it has separately and independently agreed with Stanford on the revenue share split as between Stanford and deeplearning.ai LLC.

4.	No further changes are made to the Agreements, and other than as specifically set forth in this Addendum, the terms of the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Addendum as of the date(s) below.

AGREED AND ACCEPTED BY:

COURSERA, INC. By: /s/ Betty Vandenbosch Printed Name: Betty Vandenbosch Title: Chief Content Officer Date: 5/8/2020	DEEPLEARNING.AI By: /s/ Andrew Ng Printed Name: Andrew Ng Title: Managing Member Date: 5/7/2020

ATTACHMENT A

Machine Learning Specialization

Deeplearning.ai LLC	Revenue Split Percentage
Coursera	40%
Stanford and deeplearning.ai	60%